Exhibit 4.42

ALVOTECH

(as seller)

and

ALVOTECH HF.

(as buyer)

SHARE PURCHASE AGREEMENT

relating to shares in Fasteignafélagið Sæmundur hf.

CONTENT

1	Interpretation	2

2	Sale and purchase	4

3	Purchase Price	4

4	Completion	5

5	Warranties	5

6	Further assurance	8

7	Confidentiality and announcements	8

8	Assignment	8

9	Entire agreement	8

10	Variation and waiver	9

11	Costs	9

12	Notices	9

13	Severance	10

14	Successors	10

15	Counterparts	10

16	Third party rights	10

17	Rights and remedies	10

18	Governing law and jurisdiction	10

Schedule 1	The Property	11

THIS AGREEMENT is dated 30 December 2022 and made between:

(1)

ALVOTECH, incorporated and registered in Grand Duchy of Luxembourg, with registration number B258884, whose registered office is at 9, rue de Bitbourg, L-1273 Luxembourg, Grand Duchy of Luxembourg (the “Seller”); and

(2)	ALVOTECH HF., incorporated and registered in Iceland, with registration number 710113-0410 whose registered office is at Sæmundargata 15 – 19, 101 Reykjavík, Iceland (the “Buyer”).

The parties may hereinafter be jointly referred to as the “parties” and individually as “party”.

BACKGROUND:

(A)	The Company (as defined below) is a public limited liability company with registered share capital of ISK 1,892,750,000.

(B)	The Seller is the owner of 1,892,749,999 shares, issued by the Company, each share being in the nominal value of ISK 1 (one), and the Buyer is the owner of 1 (one) share.

(C)	The Buyer is the lessee of the Property (as defined below), pursuant to the Lease Agreement (as defined below).

(D)

The Seller acquired the Sale Shares from Aztiq (as defined below), pursuant to the Aztiq SPA (as defined below). The Seller has agreed to sell, and the Buyer has agreed to buy, the Sale Shares (as defined below), subject to and on the terms and conditions of this agreement.

AGREED TERMS:

1	INTERPRETATION

1.1	The definitions and rules of interpretation in this clause apply in this agreement.

Accounts;	means the accounts of the Company as at and to the Accounts Date, comprising the balance sheet and profit and loss accounts.

Accounts Date;	30 September 2022.

Aztiq;	means ATP Holdings ehf., incorporated and registered in Iceland, with registration number 481020-0420, whose registered office is at Smáratorg 3, Kópavogur, Iceland.

Aztiq SPA;	means share purchase agreement, relating to shares in the Company, dated 16 November 2022, between the Seller (as buyer) and Aztiq (as seller).

Business Day;	means a day other than a Saturday, Sunday or public holiday when banks in in Iceland and Luxembourg are open for business.

Company;	Fasteignafélagið Sæmundur hf., incorporated and registered in Iceland, with registration number 591213-1130, whose registered office is at Sæmundargata 15-19, Reykjavík, Iceland.

Completion;	means completion of the sale and purchase of the Sale Shares in accordance with this agreement.

Encumbrance;	means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement.

Financial Statements 2021;	means the financial statements of the Company as at and to 31 December 2021, comprising the balance sheet and profit and loss accounts and any cash flow statement.

Landsbankinn Facilities;	means loan agreements entered into between the Company (as borrower) and Landsbankinn hf. (as lender), in the amount of ISK 4,406,000,000 and ISK 2,519,000,000, dated 27 October 2022.

Landsbankinn General Bond	means the general bond in the amount of ISK 8,310,000,000, issued by the Seller to Landsbankinn hf. on 16/11/2022, with 1st priority mortgage, pursuant to the Landsbankinn Facilities.

Lease Agreement;	means the lease agreement in respect of the Property, between the Company (as lessor) and the Buyer (as lessee), dated 15 November 2016.

Loan Agreement;	means an unsecured loan agreement between the Buyer and the Seller, in the principal amount equal to the Purchase Price, dated on or around the date hereof, entered into for the purposes of satisfying payment of the Purchase Price.

Property;	means the land and buildings, owned by the Company, as further described in Schedule 1 (or any part or parts of the Property).

Purchase Price;	has the meaning given in clause 3.

Sale Shares;	means 1,892,749,999 shares, each share in the nominal value of ISK 1 (one), issued by the Company, all of which have been issued and are fully paid.

Senior Bondholders’ General Bond	means the general bond in the amount of USD 600,000,000, issued by the Seller to Madison Pacific Trust Limited on 16/11/2022, as security trustee on behalf of certain senior bondholders, on 16 November 2022, with 2nd priority mortgage.

Transaction:	means the transaction contemplated by this agreement or any part of that transaction.

Warranties;	means the warranties set out in clause 5.

1.2	References to clauses and Schedules are to the clauses of and Schedules to this agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.3	Clause and schedule headings are for convenience only and shall not affect the construction of this agreement.

1.4	Unless a contrary indication appears, in this agreement a reference to:

(a)	the “parties” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(b)

this “agreement” or any other agreement or instrument shall be construed as a reference to such agreements or instruments as amended, supplemented, novated and/or replaced in any manner from time to time; and

(c)	words in the singular include the plural and in the plural include the singular.

2	SALE AND PURCHASE

On the terms of this agreement the Seller shall sell and the Buyer shall buy the Sale Shares with effect from Completion, with full title guarantee and free from Encumbrances and together with all rights that attach (or may in the future attach) to the Sale Shares including, in particular, the right to receive all dividends and distributions declared, made or paid on or after Completion.

3	PURCHASE PRICE

3.1

The purchase price for the Sale Shares is USD 80,000,000, corresponding to the net purchase price, pursuant to the Aztiq SPA, assuming that Distribution (as defined below) has been completed (the “Purchase Price”).

3.2

Pursuant to the Aztiq SPA it was assumed that the share capital of the Company had been decreased for the purposes of distributing to Aztiq all claims against parties related to Aztiq, in the total amount of ISK 1,030,814,011, as stipulated in the Accounts, prior to the Completion Date (as defined in the Aztiq SPA) (the “Distribution”).

3.3

As at the date hereof Distribution has not been completed, and consequently the Purchase Price shall be increased by an amount corresponding to the Distribution. The Parties agree that the Buyer will satisfy any payment obligation under this Clause 3.3 with the delivery to the Seller of all claims against parties related to the Seller received by the Buyer, as a result of the Distribution, enabling the Seller to satisfy identical obligation towards Aztiq under the Aztiq SPA.

3.4	The Buyer shall pay the Purchase Price by entering into the Loan Agreement with the Seller.

4	COMPLETION

4.1	Completion shall take place on the date hereof.

4.2

At Completion the Seller shall deliver to the Buyer a transfer of the Sale Shares in such form as is necessary for the Buyer to acquire legal ownership of the Sale Shares in accordance with the laws of Iceland.

4.3	At Completion the Buyer shall pay the Purchase Price, by entering into the Loan Agreement.

4.4

As soon as possible after Completion the Seller shall deliver to the Buyer all documents of title, records, correspondence, documents, files, memoranda and other documents relating to the Company not required to be delivered at Completion which are in its possession.

5	WARRANTIES

5.1	The Seller warrants to the Buyer that each of the Warranties set out in this clause 5.1 is true and accurate and not misleading at the date of this agreement:

General Warranties

(a)	the Sale Shares are issued and fully paid;

(b)	the Seller is the sole legal and beneficial owner of the Sale Shares;

(c)	the Sale Shares and the constitute the whole (100%) of the issued and outstanding share capital of the Company, apart from one (1) share held by the Seller;

(d)	the Sale Shares are free from Encumbrances, apart from the Landsbankinn General Bond and the Senior Bondholders’ General Bond;

(e)

the Seller has the requisite power and authority to enter and perform this agreement and the documents referred to in it (to which it is a party), and they constitute valid, legal and binding obligations on the Seller with their respective terms;

(f)

the execution and performance by the Seller of this agreement and the documents referred to in it will not breach or constitute a default under the Seller’s articles of association, or any agreement, instrument, order, judgement or other restriction which binds the Seller;

(g)

no right has been granted to any person to require the Company to issue any share capital and no Encumbrance has been created and no commitment has been given to create an Encumbrance in favour of any person affecting any unissued shares or debentures or other unissued securities of the Company;

(h)	the Company has at all times conducted its business in accordance with, and has acted in compliance with, all applicable laws and regulations of any relevant jurisdiction;

(i)

there is no outstanding indebtedness or other liability (actual or contingent) and no outstanding contract, commitment or arrangement between the Company and the Seller or parties related to the Seller, apart from arrangements related to the Distribution and the Lease Agreement;

(j)	subject to the terms of the Lease Agreement, the Company is legally and beneficially entitled to the Property and the particulars set out in Schedule 1 are true, complete and accurate;

(k)	the Property is in a reasonable state of repair and condition and is fit for its respective current use;

(l)

the Company is not engaged or involved in any litigation or administrative, mediation, arbitration or other proceedings, or any claims, actions or hearing before any court, tribunal or any governmental, regulatory or similar body, or any department, board or agency (except for debt collection in the normal course of business), and no such proceedings have been threatened or are pending by or against the Company, for whose acts the Company may be vicariously liable, and there are no circumstances likely to give rise to any such proceedings;

(m)

the Financial Statements 2021 show a fair view of the state of affairs of the Company as of 31 December 2021, and of their profit or loss and comprehensive income for the accounting period ended on the 31 December 2021;

(n)	the Accounts show a fair view of the state of affairs of the Company as at the Accounts Date, and of their profit or loss and comprehensive income for the accounting period ended on the Accounts Date;

(o)

since the Accounts Date the Company has conducted its business in the normal course and as a going concern, and no dividend or other distribution of profits or assets has been, or agreed to be, declared, made or paid by the Company, apart from the Distribution; and

(p)	the Company has no liabilities (including contingent liabilities) other than as disclosed or incurred in the ordinary and proper course of the Company’s business since the Accounts Date.

Tax Warranties

(q)

All notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, claims, disclaimers, elections and registrations and any other necessary information which have been submitted by the Company to any tax authority for the purposes of tax have been made on a proper basis, were submitted within applicable time limits and were accurate and complete in all material respects. None of the above is, or is likely to be, the subject of any material dispute with any tax authority;

(r)	all tax, insofar as such tax ought to have been paid, has been duly paid, and no penalties, fines, surcharges or interest have been incurred;

(s)

the Company maintains complete and accurate records in relation to tax, that meet all legal requirements and enable the tax liabilities of the Company to be calculated accurately in all material respects;

(t)

the Company has not received from any tax authority (and has not subsequently repaid or settled with that tax authority) any payment to which it was not entitled, or any notice in which its liability to tax was understated;

(u)

the Company is not involved in any dispute with any tax authority nor has, within the past 12 months, been subject to any visit, audit, investigation, discovery or access order by any tax authority, and the Seller is not aware (to the best of Seller’s knowledge) of any circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made within the next 12 months; and

(v)

to the best of Seller’s knowledge, the Company is not liable to make to any tax authority any payment in respect of any liability to tax which is primarily or directly chargeable against, or attributable to, any other person.

5.2

Without prejudice to the Buyer’s right to claim on any other basis, or to take advantage of any other remedies available to it, if any Warranty stipulated in clause 5.1 proves to be untrue, inaccurate or misleading, the Seller shall pay to the Buyer on demand (each a “Warranty Claim”):

(a)	the amount necessary to put the Company into the position they would have been in if the Warranty had not been untrue, inaccurate or misleading; and

(b)

all costs and expenses (including damages, legal and other professional fees and costs, penalties, expenses and consequential losses whether arising directly or indirectly) incurred by the Buyer or the Company as a result of the Warranty being untrue, inaccurate or misleading (including a reasonable amount in respect of management time).

5.3

Any sum payable under clause 5.2(a) or clause 5.2(b) shall not exceed 10% of the Purchase Price, unless there is a breach of fundamental warranties stipulated in clauses 5.1(a) to 5.1(g) (inclusive), clause 5.1(j) and/or Tax Warranties stipulated in clauses 5.1(q) to 5.1(v), in which case a Warranty Claim shall be limited to the Purchase Price.

5.4

The Seller shall not be liable in respect of any Warranty Claim to the extent that the facts giving rise to such Warranty Claim were disclosed. If the Buyer (or any member of the Buyer’s group or any of their respective agents) becomes aware of a matter which might reasonably give rise to a Warranty Claim, the Seller shall not be liable in respect of it unless written notice of all relevant facts is given by the Buyer to the Seller as soon as practicable following their so becoming aware and in any event within thirty (30) days of such event. If the matter is capable of remedy, the Buyer shall only be entitled to compensation if the matter is not remedied within thirty (30) days after the date on which such notice is served on the Seller.

5.5	The Buyer warrants to the Seller that each of the Warranties set out in this clause 5.5 is true and accurate and not misleading at the date of this agreement:

(a)	the Buyer has all requisite power and authority to enter into, deliver and perform this agreement; and

(b)	this agreement and any other documents referred to in it (to which it is a party) shall, upon execution, constitute valid, legal and binding obligations of the Buyer in accordance with their terms.

6	FURTHER ASSURANCE

At their own expense, the parties shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as the other party may reasonably require from time to time for the purpose of giving full effect to this agreement.

7	CONFIDENTIALITY AND ANNOUNCEMENTS

7.1	Except to the extent required by law or any legal or regulatory authority of competent jurisdiction:

(a)

the parties shall not at any time disclose to any person (other than the parties’ professional advisers) the terms of this agreement or other confidential information relating to the Company or the other party, or make any use of such information other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this agreement; and

(b)	neither party shall make, or permit any person to make, any public announcement, communication or circular concerning this agreement without the prior written consent of the other party.

7.2

Nothing in clause 7.1 shall prevent either party from making an announcement required by law or any government or regulatory authority, any securities exchange or by a court or other competent jurisdiction, provided that the party required to make the announcement consults with the other party and takes into account the reasonable requests of the other party in relation to the content of the relevant announcement to be made.

8	ASSIGNMENT

Neither party shall assign, transfer, mortgage, charge, declare a trust of, or deal in any other manner with any or all of their rights and obligations under this agreement without the prior written consent of the other party.

9	ENTIRE AGREEMENT

This agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

10	VARIATION AND WAIVER

10.1	No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

10.2

No failure or delay by a party to exercise any right or remedy provided under this agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this agreement or by law is only effective if it is in writing.

10.3	Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

11	COSTS

Each party shall pay its own costs and expenses incurred in connection with the Transaction and the negotiation, preparation and execution of this agreement and ancillary documents.

12	NOTICES

12.1

A notice given to a party under or in connection with this agreement shall be in writing and shall be delivered by email to that party’s address as set out in clause 12.2 (or to such other address as that party may notify to the other party in accordance with this agreement).

12.2	The email addresses for service of notices on the Buyer and Sellers are:

(a)	Buyer: Alvotech hf.

for the attention of: Jóhann G. Jóhannsson

email address: johann.johannsson@alvogen.com

(b)	Seller: Alvotech

for the attention of: Tanya Zharov, Deputy CEO

email address: tanya.zharov@alvotech.com

12.3	Each party may change its details for service of notices as specified in clause 12.2 by giving written notice to each other party.

12.4

Delivery of a notice is deemed to have taken place (provided that all other requirements in this clause 12 have been satisfied) if delivered by email, at the time of transmission, unless such deemed receipt would occur outside business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of deemed receipt), in which case deemed receipt will occur when business next starts in the place of receipt (and all references to time are to local time in the place of receipt).

12.5	This clause 12 does not apply to the service of any proceedings or other documents in any legal action.

13	SEVERANCE

If any provision or part-provision of this agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this agreement.

14	SUCCESSORS

This agreement is made for the benefit of the parties and their successors and the rights and obligations of the parties under this agreement shall continue for the benefit of, and shall be binding on, their respective successors.

15	COUNTERPARTS

15.1	This agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

15.2	No counterpart shall be effective until each party has executed at least one counterpart.

16	THIRD PARTY RIGHTS

No one other than a party to this agreement, their successors and permitted assignees, shall have any right to enforce any of its terms.

17	RIGHTS AND REMEDIES

Except as expressly provided in this agreement, the rights and remedies provided under this agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

18	GOVERNING LAW AND JURISDICTION

18.1

This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of Iceland.

18.2

Each party irrevocably agrees that the courts of Iceland shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this agreement or its subject matter or formation.

(Last page before schedules and signature page)

SCHEDULE 1 THE PROPERTY

Description of the Property	Sæmundargata 15-19, Reykjavík, a 12,962.4 m² building for manufacturing and research, containing office parking lots and underground parking garage.

Description of lease	Land lease, pursuant to a land lease and building right agreement with Vísindagarðar Íslands ehf., dated 5 November 2013. Vísindagarðar Íslands ehf. has entered into a land lease agreement with Háskóli Íslands, with respect to the Property, with a right to sub-lease the property, and Háskóli Íslands (the University of Iceland), entered into a land lease agreement with the Municipality of Reykjavík, with respect to the Property, with a right to sub-lease the Property.

Owner	Municipality of Reykjavík.

Registered/unregistered	Registered.

Title number (if registered)	Registration number F232-7931.

Contractual date of termination of lease	30 September 2038, with a right to extend the lease for further 25 years, i.e., to 30 September 2063.

Occupier	Alvotech hf. (as lessee), pursuant to the Lease Agreement.

Contractual date of purchase	5 November 2013

Registered liens

•  General bond in the amount of ISK 8,310,000,000, issued to Landsbankinn hf. on 16/11/2022—1st priority mortgage; and

•  general bond in the amount of USD 600,000,000, issued in favour of Madison Pacific Trust Limited, as security trustee, on 16/11/2022—2nd priority mortgage.

THIS AGREEMENT has been entered into on the date stated at the beginning of it.

SELLER

Alvotech

By:	/s/ Tanya Zharov
Name:	Tanya Zharov
Title:	Deputy CEO

BUYER

Alvotech hf.

By:	/s/ Róbert Wessman
Name:	Róbert Wessman
Title:	Chairman and authorised signatory

(Signature page to a Share Purchase Agreement)